PROMISSORY NOTE
                            ---------------

$500,000.00                                                   November 1, 1996

     For value received, the undersigned, Larry R. DeBoever ("Borrower") hereby promises to pay to the order of META Group, Inc., a Delaware corporation ("Lender"), at its principal office at 208 Harbor Drive, Stamford, Connecticut 06912 or at such other place as may be designated from time to time in writing by Lender, the principal sum of Five Hundred Thousand Dollars ($500,000) together with interest in arrears from and including the date hereof on the unpaid principal balance hereunder, computed daily, at the rate of nine percent (9%) per annum, on October 31, 1999. Interest shall be calculated on the basis of actual number of days elapsed over a year of 360 days. Notwithstanding any other provision of this Promissory Note, Lender does not intend to charge and Borrower shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to Borrower or credited to reduce principal hereunder. All payments received by Lender hereunder will be applied first to costs of collection, if any, then to interest and the balance to principal. Principal and interest shall be payable in lawful money of the United States of America.

     This Promissory Note may be prepaid at any time, without premium or penalty, in whole or in part. Any prepayment of principal shall be accompanied by a payment of accrued interest in respect of the principal being prepaid.

     This Promissory Note is secured by and entitled to the benefits of a Pledge and Security Agreement between Borrower and Lender of even date herewith (the "Pledge Agreement"). Upon the occurrence of any Event of Default, as defined in the Pledge Agreement, Lender may declare any or all obligations or liabilities of Borrower to Lender (including the unpaid principal hereunder and any interest due thereon), immediately due and payable without presentment, demand, protest or notice.

     If this Promissory Note is not paid in accordance with its terms, Borrower shall pay to Lender, in addition to principal and accrued interest thereon, all costs of collection of the principal and accrued interest, including, but not limited to, reasonable attorneys' fees, court costs and other costs for the enforcement of payment of this Promissory Note.

     No waiver of any obligation of Borrower under this Promissory Note shall be effective unless it is in a writing signed by Lender. A waiver by Lender of any right or remedy under this Promissory Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

      Any notice required or permitted under this Promissory Note shall be in writing and shall be deemed to have been given on the date of delivery, if personally delivered to the party to whom notice is to be given, or on the fifth business day after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid, and addressed to the addressee at the address of the addressee set forth the Pledge Agreement, or to the most recent address, specified by written notice, given to the sender pursuant to this paragraph.

     This Promissory Note is delivered in and shall be enforceable in accordance with the laws of the Commonwealth of Massachusetts, and shall be construed in accordance therewith, and shall have the effect of a sealed instrument.

     Borrower hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Promissory Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the holder hereof with respect to the time of payment or any other provision hereof or of the Pledge Agreement.

     In the event any one or more of the provisions of this Promissory Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Promissory Note operate or would prospectively operate to invalidate this Promissory Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Promissory Note and the remaining provisions of this Promissory Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.


WITNESS:                                            BORROWER:

/s/Arlette W. Britton                               /s/Larry R. DeBover
------------------------                            ---------------------
Name: Arlette W. Britton                            Larry R. DeBoever